Exhibit 10(r)

Separation Agreement and General Release

To: Douglas Goare

Thank you for over 40 years of contributions to the McDonald’s system. You will retire from McDonald’s effective December 31, 2018 and the following states the terms of our Agreement regarding your separation from McDonald’s.

RETIREMENT DATE
Your date of termination will be December 31, 2018.

PAYMENTS
Beginning on your termination date you will receive the following payments:

•	Compensation for any accrued but unused vacation, as of your termination date.

•	A lump sum payment of $183,000 minus taxes and deductions, payable on or before March 15, 2019.

•
Eight (8) weeks compensation, minus taxes and deductions, for your sabbatical, payable to you six (6) months after the date of termination in accordance with Section 409A of the Internal Revenue Code, provided you have signed and not revoked this agreement.

All other pay earned by you has been included in your final pay. All payments to you, as set forth in this Agreement, will be issued in accordance with, and subject to any withholding required by, all local, state, and federal laws.

BENEFITS TERMINATION
December 31, 2018 shall be your benefits plan termination date for purposes of McDonald's benefits programs, including but not limited to the 401k Plan and Long Term Incentive Plans.  Your active participation in McDonald’s health and welfare plans, such as Health, Group Insurance and Spending Account Plans will also end as of December 31, 2018. You may be eligible to continue coverage under the medical, dental, vision and healthcare spending account plans for up to 18 months pursuant to COBRA. Information on COBRA, if applicable, will be mailed to you.  If there are any discrepancies between this agreement and the official benefit plan documents, the official plan documents will govern.  McDonald’s reserves the right, in its sole discretion, to change or discontinue its benefit programs at any time.

TARGET INCENTIVE PLAN (TIP)
You will be eligible for a 2018 TIP payment payable on or about March 1, 2019. Your TIP will be administered consistent with the TIP requirements for employees at your level.

RETIREMENT TRANSITION COUNSELING
You will be eligible to receive Retirement Counseling Services for the calendar year 2018 in accordance with the terms of the program, provided services are commenced prior to your date of termination. McDonald's may amend or terminate this program at any time in its sole discretion, even after you have satisfied the eligibility requirements and/or begun your counseling sessions.

CONTINUATION OF HEALTH COVERAGE
You may elect to continue your coverage under the medical and dental benefit programs of McDonald’s or its subsidiaries that you participate in at the time of your termination for eighteen (18) months (or longer if required by law). This is known as COBRA coverage. If you file a timely election to take COBRA coverage, you will have to pay the applicable employee cost under the plan in which you are enrolled, and McDonald’s will pay the remainder of the cost of your COBRA coverage through June 30, 2020. You will only be able to take the COBRA coverage if you pay the applicable employee cost on a monthly basis. If you fail to pay the required COBRA premium by the end of the month for which the premium is due, your coverage will terminate as of the last day of the month for which your last premium was paid. McDonald’s will not pay any portion of the cost of COBRA coverage beyond June 2020, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA. Notwithstanding the foregoing, if COBRA coverage is no longer required to be provided under the federal laws governing COBRA, all payments for COBRA coverage under the Plan will also end. Further information about COBRA coverage, will be provided by the Plan Administrator.

STOCK OPTIONS AND RESTRICTED STOCK UNITS (RSUs)
All stock option and restricted stock unit (RSU) awards held by you at your termination date shall be treated in accordance with the terms of the applicable McDonald's Corporation stock plan under which the award was granted (2001 Omnibus Stock Ownership Plan, as amended or 2012 Omnibus Stock Ownership Plan), and the applicable stock option or RSU award agreement (collectively, the “Grant Materials”).  Notwithstanding anything to the contrary in this Agreement, for purposes of your stock options and RSUs, your reason for termination is Termination with at Least 68 Years of Combined Age and Company or Affiliate Service, and your stock options and RSUs will be treated in accordance with the applicable provisions in the Grant Materials, except that the requirement to remain employed for twelve months from the date of grant is waived and you will be given service credit through March 31, 2019 in determining the vesting of your outstanding stock awards.

STOCK OPTIONS
Pursuant to the terms of the Grant Materials, you will be permitted to exercise your outstanding stock option awards as provided in the chart below.

Grant Date(s)	Options That May be Exercised	Last Date to Exercise (If the last date to exercise is a weekend or a US holiday, the last date will be the previous business day.)
2/8/2012	Options that are exercisable at the time of termination.	2/8/2022
2/13/2013	Options that are exercisable at the time of termination.	2/13/2023
2/12/2014	Options that are exercisable at the time of termination.	2/12/2024

3/16/2015	All unexercisable options at the time of termination will become exercisable on their originally scheduled vesting date.	3/16/2025
2/11/2016	All unexercisable options at the time of termination will become exercisable on their originally scheduled vesting date.	2/11/2026
3/8/2017	All unexercisable options at the time of termination will become exercisable on their originally scheduled vesting date.	3/8/2027
2/19/2018	All unexercisable options at the time of termination will become exercisable on their originally scheduled vesting date.	2/19/2028

RESTRICTED STOCK UNITS (RSUs)
Pursuant to the terms of your grant(s), as described in the Grant Materials, all of your unvested RSUs will vest upon your termination, subject to the originally approved performance vesting conditions, and will be paid out (if applicable) following the performance period.  All RSUs that vest will be paid out in the form of shares of McDonald’s stock (or in cash at the Company’s sole discretion) as provided in the Grant Materials.

For more detailed information on the treatment of your stock options and RSUs upon your termination, please refer to the Termination with at Least 68 Years of Combined Age and Company or Affiliate Service section of the Grant Materials.  In the event of a conflict between this Agreement and the terms of the relevant Grant Materials, the terms of the Grant Materials will prevail with the exception of the waiver of the twelve month service requirement and the provision of service credit through March 31, 2019.

NEUTRAL REFERENCE
McDonald’s will agree to provide a neutral reference (providing only dates of employment and positions held) to any reference requests by parties outside McDonald's, provided that all reference requests are directed only to The Work Number at www.theworknumber.com or 1-800-367-5690.  McDonald's is not responsible for statements or references given by any other McDonald's personnel.

RESIGNATIONS
I hereby tender my resignation as President - International Lead & Global Chief Restaurant Officer of McDonald’s Corporation (the “Company”), effective December 31, 2018. In addition, I hereby tender my resignation, effective December 31, 2018, from any other officer and director positions that I currently hold with any McDonald’s group company or affiliated company and for which I do not otherwise tender a separate resignation.

TAX EQUALIZATION
The tax equalization policy contained in McDonald’s Global Assignee Policy, as amended to comply with Section 409A of the Internal Revenue Code, will continue to apply to assignment related employment income from McDonald’s, after December 31, 2018 (your “Termination Date”), at McDonald’s discretion.  McDonald's agrees, pursuant to this policy, that it will notify you if our tax services provider will continue to prepare the same income tax returns previously prepared on your behalf.  You agree to be available to meet with and provide all necessary records for your 2018 and subsequent years’ tax returns within two and a half months after the close of the applicable United Kingdom, Switzerland and US tax year.  You understand that you will be liable for all interest and penalties if you do not comply with this request each year you are a part of the McDonald’s tax program. If your home tax residency has changed since the assignment period, or since your Termination Date, you will be responsible for hypothetical taxes applicable for the jurisdictions to which you were tax equalized during the assignment and any incremental tax liability resulting from the current tax residency position at the time of receipt of the income.  For clarity, you will be liable for hypothetical US federal tax withholding on all income, and hypothetical Illinois tax state withholding on all income for the period that you were on assignment.  McDonald’s may withhold hypothetical US federal tax and hypothetical state tax on all income subject to tax equalization in accordance with the Global Mobility Policy.  In addition, pursuant to the tax equalization policy, at the time your US tax returns are prepared a tax equalization calculation will be prepared.  Within 30 days of receipt of the tax equalization calculation, either McDonald's will reimburse you for any monies owed as a result of the tax equalization or you will reimburse McDonald's for any monies owed as a result of the tax equalization.  Should it be necessary for you to reimburse McDonald's you must send a check in the prescribed amount payable to “McDonald’s Corporation” to the Global Mobility team, 711 Jorie Boulevard, Dept. 028, Oak Brook, Illinois 60523.

You further acknowledge that, upon termination or departure from the United Kingdom and Switzerland that you may continue to have a United Kingdom and Switzerland tax liability on RSUs and unexercised stock options.  McDonald’s will pay such United Kingdom and Switzerland tax.  Actual and/or hypothetical federal taxes will continue to be withheld on stock option exercises/RSU lapses until the United Kingdom and Switzerland taxes paid by McDonald’s are recovered through foreign tax credits.  Any refund or reduction of US income taxes arising from the carryback or carryforward of United Kingdom and Switzerland taxes paid by McDonald's shall be returned to McDonald's by you within 15 days of receipt.

In addition to any future United Kingdom and Switzerland tax liability on the monies McDonald’s pays to you after termination of employment, you may incur a US tax liability as well.  The Company will remit that portion of your hypothetical federal tax necessary to meet the withholding obligations in the US.  However, you agree to complete the appropriate tax forms (e.g. Form W-4) as frequently as necessary to ensure that such US withholding reflects the foreign tax credits available to you as a result of your United Kingdom and Switzerland tax payments.

COOPERATION WITH McDONALD’S
Except as described below in this section and the section entitled "Right to Enforce Agreement and Cooperate with the Government," you agree to reasonably assist and cooperate with McDonald's (and its outside counsel) in any pending, threatened or future investigations, charges, complaints, lawsuits, arbitrations, regulatory actions or other claims or proceedings in the event that McDonald's determines that you may have knowledge or be a witness relating to the investigation, charge, complaint, lawsuits, arbitration, regulatory action or other claim or proceedings. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state or local agency, and this section does not require you to assist and cooperate with

McDonald’s in any claim, lawsuit or proceeding by you against McDonald’s for breach of this Agreement or for a claim that is excepted from the General Release, below.
Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

GENERAL RELEASE
In exchange for the payments and benefits set forth in to this Agreement, you (and anyone claiming through you or on your behalf, including your heirs and assigns) agree to release “McDonald’s” ("McDonald's," as used in this release and throughout this Agreement, is defined in the final paragraph (SUCCESSORS; DEFINITION OF "McDONALD'S") of this Agreement) with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands you may have against McDonald’s or have ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by McDonald’s from the beginning of time to the date on which you execute this Agreement.

The claims you are releasing include without limitation the Claims as defined in this Agreement, any additional claims asserted on your behalf by legal counsel (if any) or by any individual, entity or government agency, and all other claims arising under any act, statute, constitution, regulation, executive order, ordinance, or the common law, including any claims for attorneys’ fees and/or costs. Without limiting the generality of the foregoing and subject to the exceptions listed in the section entitled “Right to Enforce Agreement and Cooperate with the Government” listed below, the claims released by you hereunder include, but are not limited to:
(a) all claims for or related in any way to your employment, compensation, other terms and conditions of employment, or cessation of employment with McDonald’s;
(b) all claims that were or could have been asserted by you or on your behalf: (i) in any federal, state, or local court, or tribunal; (ii) under any public policy or common law theory; (iii) under any employment agreement or contract, other agreement or contract, tort (including but not limited to claims for infliction of emotional distress); or (iv) under any federal, state, or local law, regulation, ordinance, or executive order;
(c) any and all claims that McDonald’s is obligated to pay or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with McDonald’s or disclosed to McDonald’s, including without limitation any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this Agreement as “Materials”); and
(d) any and all claims that were or could have been asserted by you or on your behalf arising under any law, including but not limited to, and as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the Civil Rights Act of 1991 (42 U.S.C. Section 1981a), Age Discrimination in Employment Act, 29

U.S.C. §§ 621 et seq. (“ADEA”), the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Equal Pay Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN Act”), the Lilly Ledbetter Fair Pay Act of 2009, any state or federal consumer protection and/or trade practices act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Wage Act, the Illinois Equal Pay Act of 2003, the Illinois Minimum Wage Law, the Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, and the Illinois Whistleblower Act and any other whistleblower statute.

Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the Profit Sharing and Savings Plan, Long Term Incentive Plans, Insurance Plans, TIP Plan, stock option and restricted stock unit plans, and Cash Performance Unit Plan) or other compensation is discriminatory under the ADEA, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.

YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD’S except those expressly excepted by this Agreement or otherwise not waivable. You agree that this Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.

RIGHT TO ENFORCE AGREEMENT AND COOPERATE WITH THE GOVERNMENT
Nothing in this Agreement shall prohibit or interfere with your right to bring any action to enforce the terms of this Agreement or to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state or local agency. However, except where otherwise prohibited by law, the consideration provided to you in this Agreement shall be the sole relief provided to you for all claims you previously asserted or could have asserted. You are not, and will not be, entitled to recover, and you agree to waive any back pay, back benefits, damages for emotional distress, other actual or compensatory damages, punitive damages, interest, and other monetary benefits or other personal relief or recovery against McDonald’s in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge or proceeding, except for whistleblower or informant awards as set forth in the next paragraph.
Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures. And nothing in this Agreement prohibits or restricts your ability to share confidential company information regarding possible violations of the law with any federal, state or local government agency, and to accept monetary awards for providing information about violations of the law to any such agency (sometimes referred to as whistleblower awards or informant awards) under any whistleblower law, rule or program.

IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING
Under the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any Federal or State trade secret law or under this Agreement for the disclosure of a trade secret made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law. You likewise cannot be held criminally or civilly liable under any Federal or State trade secret law for disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Also, if you file a lawsuit for retaliation by McDonald’s for reporting a suspected violation of law, you may disclose a trade secret to your attorney and you may use the trade secret information  in the court proceeding if you file any document containing the trade secret or confidential information under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

RETURN OF McDONALD’S PROPERTY; DEDUCTIONS FROM PAY FOR MONEY OWED TO McDONALD’S
On or by your termination date you will return to McDonald's all documents, manuals, office equipment, credit cards and other things belonging to McDonald's which you have borrowed or which you possess or control. You authorize McDonald's to deduct from your paycheck or severance pay, any money owed McDonald's as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made.

NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
You agree to refrain from all conduct, verbal or otherwise (including but not limited to postings on the internet and/or on any social media outlet, such as Twitter and Facebook) that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of McDonald’s, its past or current parents, subsidiaries or joint ventures, or any of its or their past or present officers, directors or employees. While communicating via social media or otherwise, you further agree that your communications will clearly state that you are not employed by and do not represent McDonald’s and will be clearly identified as representing your personal views and not those of McDonald’s.

Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your termination date publish any articles or books about McDonald’s, its business or any McDonald’s-Related Person, or grant an interview to any representative of the public media, without the prior written consent of McDonald’s General Counsel, Jerry Krulewitch, or his successor. Please contact Carrie Reuter, c/o McDonald’s Corporation, 110 N Carpenter Street, Dept. #146, Chicago, IL 60607, to request such written consent.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with your right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency. Additionally, nothing herein shall prohibit you from discussing wages and working conditions with other current or former employees, and the Parties agree that nothing in this Agreement is intended or will be interpreted so as to interfere with any rights you may have under Section 7 of the National Labor Relations Act.

Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

LICENSE TO RIGHT OF PUBLICITY
You hereby grant to McDonald’s the irrevocable, worldwide right to use, publish, display, edit, modify and distribute materials bearing your name, voice, image, likeness, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald’s (collectively, “your Likeness”) in any form whatsoever now existing or developed in the future. You agree that all materials containing your Likeness are and shall remain the sole and exclusive property of McDonald’s, and you hereby assign any proprietary right you may have in such materials to McDonald’s. You hereby release and forever discharge McDonald’s from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.

ASSIGNMENT OF INTELLECTUAL PROPERTY
You hereby agree and covenant that you have made and, that at all times after your termination date shall make, prompt full written disclosure to McDonald’s and hold in trust for the sole right, benefit, and use of McDonald’s: any confidential information, ideas, inventions, innovations, discoveries, improvements, developments, methods, designs, trade marks, trade names, service marks, logos, trade dress, analyses, drawings, recipes, reports and all similar or related information, whether or not patentable, and any works of authorship, whether or not copyrightable, (collectively “Inventions”), that originated with you in whole or in part during the period of your employment with McDonald’s. You agree and acknowledge that any and all Inventions shall remain the exclusive property of McDonald’s. You hereby expressly and fully assign to McDonald’s exclusive right, title and interest to all Inventions that originated with you in whole or in part during the period of your employment, whether written or not, and whether or not patentable or eligible for protection under copyright law, and fully waive any claims or rights you may have therein. You agree to assist McDonald’s, at McDonald’s expense, in perfecting such transfer or assignment by taking all necessary actions and executing all documents as may be required. You understand that the foregoing shall not apply to Inventions (a) developed on your own time, (b) without the use of Confidential Information, proprietary information and/or trade secrets belonging to McDonald’s or without McDonald’s supplies, equipment, facilities, or property, and (c) that are not based on any work performed for

McDonald’s or related in any way to McDonald’s business or actual or demonstrably anticipated research or development. Any assignment to McDonald’s of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights," “droit moral," or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that you may have in the assigned Inventions. You further acknowledge that all original works of authorship that were made by you (solely or jointly with others) within the scope of and during the period of employment with McDonald’s and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 USC §101) or under any similar concept other applicable copyright law (to the extent U.S. copyright law does not apply). The provisions of this Section shall be binding upon you and your heirs, executors and administrators.

ENFORCEMENT OF PROPRIETARY RIGHTS
At McDonald’s expense, you will assist McDonald’s after your termination of employment in every proper way to obtain and from time to time to enforce United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as McDonald’s may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency.

Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

NON-SOLICITATION OF EMPLOYEES; NON-INTERFERENCE WITH BUSINESS RELATIONSHIPS; CONFIDENTIALITY OF EMPLOYEE NAMES; NON DISTURBANCE
For a period of two (2) years from your date of termination, you agree and covenant that you will not, on your own behalf or on behalf of any other person or entity (A) directly or indirectly, solicit for employment or assist in the solicitation of any “salaried” employee of McDonald’s, whether employed at the corporate office or in the field (including at McDonald’s restaurants); (B) provide to any prospective employer the identities of any of McDonald’s “salaried” employees; (C) assist any of McDonald’s “salaried” employees in obtaining employment with your new employer through the dissemination of resumes or otherwise; (D) release names of any McDonald’s “salaried” employees to recruiters, headhunters or employment agencies and (E) directly or indirectly entice or induce any vendor, supplier, manufacturer, franchisee, consultant, independent contractor, service provider, or partner of McDonald’s to reduce, divert or curtail its relationship with McDonald’s. If, at any time during this two (2) year period, you contemplate extending an offer of employment, either directly or indirectly, to a McDonald’s “salaried” employee, you agree to contact the Executive Vice President of Human Resources, or his/her successor, for approval before extending such an offer.

Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency. Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

NON-COMPETE
You acknowledge that McDonald’s is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Agreement. Moreover, you acknowledge that McDonald’s has highly valuable, long-term and near permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald’s has a legitimate interest in protecting and that you, by virtue of your position with McDonald’s, had, have and will continue to have access to these customers, suppliers, manufacturers, franchisees, employees and service organizations as well as the confidential, proprietary and trade secret information as defined in this Agreement. You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand and system. You acknowledge and agree that, in performing services for McDonald’s, you were placed in a position of trust with McDonald’s and that, because of the nature of the services provided by you to McDonald’s, Confidential Information will become engrained in you, so much so that you would inevitably or inadvertently disclose such information in the event you were to provide similar services to a competitor of McDonald’s. As such, you agree and covenant that for a period of twenty-four (24) months following your termination date: (A) you shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one or more Competitive Companies anywhere in the world. "Competitive Companies" shall mean any company in the ready-to-eat restaurant industry that competes with the business of McDonald's, including any business in which McDonald's engaged during the term of your employment and any business that McDonald's was actively considering conducting at the time of your termination of employment. Examples of Competitive Companies include, but are not limited to: YUM Brands, Inc. (including but not limited to Taco Bell, Pizza Hut and Kentucky Fried Chicken and all of YUM Brands, Inc.’s subsidiaries), Quick Service Restaurant Holdings (and all of its brands and subsidiaries), Burger King/Hungry Jacks, Wendy’s, Culver’s, In-N-Out Burger, Sonic, Hardee’s, Checker’s, Arby’s, Long John Silver’s, Jack-in-the-Box, Popeye’s Chicken, Chick-fil-A, Domino’s Pizza, Chipotle, Q-doba, Panera Bread, Papa John’s, Potbelly, Subway, Quiznos, Dunkin’ Brands, Seven-Eleven, Tim Horton’s, Starbucks, Jamba Juice, BoJangle’s, WaWa, Five Guys, Denny’s and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates or any organization in which they have an interest and which are involved in the ready-to-eat restaurant industry anywhere in the world, or which otherwise compete with McDonald's. You agree to consult with the Executive

Vice President of Human Resources, or his/her successor, for clarification as to whether or not McDonald’s views a prospective employer, consulting client or other business relationship of you may have or have had in the ready-to-eat industry not listed above as a Competitive Company; and (B) you shall not perform or provide, or assist any third party in performing or providing, Competitive Services anywhere in the world, whether directly or indirectly, as an employer, officer, director, owner, employee, partner or otherwise, of any person, entity, business, or enterprise. For the purposes of this restriction, “Competitive Services” means the design, development, manufacture, marketing or sale of a product, product line or service that competes with any product, product line or service of McDonald’s as they presently exist or as may be in existence or development on Executive’s termination date. You agree that you will notify McDonald’s prior to engaging in any way with a competitor of McDonald’s, and you further acknowledge and agree that McDonald’s may contact the subsequent employer and reveal the terms of this Agreement. This Section is not meant to prevent you from earning a living or fostering your career, but rather to prevent any competitive business from gaining any unfair advantage from your knowledge of McDonald’s Confidential Information, trade secrets and/or proprietary information.

CONFIDENTIAL INFORMATION
You acknowledge that during your employment with McDonalds you have formulated, established and otherwise had access to and knowledge of McDonald’s Confidential Information as defined in this Agreement. You further acknowledge that the preservation of a continuing business relationship between McDonald’s and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald’s and that it is the policy of McDonald’s to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees. You also acknowledge that McDonald’s has invested substantial time, money and other resources in building and maintaining good will, reputation and a valuable brand and system.
In view of the foregoing, you agree and covenant that at all times after your termination date, (A) you will hold in strict confidence and will not use, disclose, communicate, or distribute, to any person(s), firm or corporation, any Confidential Information (as defined herein), except as may be authorized and required in connection with your work for McDonald’s, unless you are compelled to do so by judicial process, or unless the General Counsel of McDonald’s expressly authorizes such in writing. You understand and agree that any unauthorized use of Confidential Information by you or by any party receiving such information through you shall be deemed a material breach of this agreement; (B) you will not take, but will leave with McDonald’s, all records (including electronic data) and papers and all other items of whatever nature that contain Confidential Information; and (C) you will not write, confirm or otherwise communicate or publish to any person or entity any of McDonald’s trade secrets, proprietary information or Confidential Information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites).
For purposes of this Agreement, “Confidential Information” means all non-public information that is not generally known in the trade or industry and that is valuable to McDonald’s and that is or was disclosed by McDonald’s or by its affiliates to you or obtained by or imparted to you through your employment with McDonald’s (whether prepared by McDonald’s or its agents or advisors) in oral, electronic, tangible or intangible form, concerning the processes, products, services, technology, or business of McDonald’s, that is either identified by McDonald’s as being confidential, or that would be understood by a person in your position, exercising reasonable business judgment, to be confidential. Confidential Information includes, but is not limited to, (i) trade secrets and proprietary information as defined in this Agreement; (ii) special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers, (iii) special and confidential knowledge about McDonald’s relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald’s business, including various technical items and equipment used or contemplated for use in McDonald’s business; and (iv) any information McDonald’s has received, and in the future may receive, from third parties for which McDonald’s may owe a duty to maintain confidentiality or to use solely for limited purposes. For purposes of this Agreement, the terms “trade secrets” and “proprietary information” include processes, methods, recipes, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any information of whatever nature that gives McDonald’s an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald’s if disclosed. Confidential Information does not include general knowledge in the industry in which McDonald’s is engaged, information or materials disseminated to the general public by McDonald’s, and/or information that becomes public through no wrongful act or omission by you or by any other person.

Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency. In addition, nothing herein prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval from McDonald’s and is not required to notify McDonald’s before making any such reports or disclosures. In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law or (ii) in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Section will govern to the extent it may conflict with any other provision of this Agreement.

RECEIPT OF PAY AND BENEFITS TO DATE
You acknowledge and agree that you have not applied for, nor are you eligible for, short term disability, long term disability, Worker’s Compensation, or family and medical leave under applicable federal, state and local law. You further agree that you have received all salary and benefits due to you to date, and have taken any family and medical leave to which you are entitled. All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the Payments section above.

CONSIDERATION PERIOD; KNOWING AND VOLUNTARY AGREEMENT AND RELEASE, AND ACCEPTANCE AND RETURN OF THE AGREEMENT
You have participated in negotiating the terms of this Agreement, have read it and understand it fully. You acknowledge that you have been and are hereby advised by this Agreement to consult with an attorney prior to executing this Agreement. You further acknowledge that you have been given at least 21 days to consider the terms of this Agreement, that you have been able to use this period, or as much of this period as you desire, and that you are now executing this Agreement voluntarily with the express intention of making a binding legal agreement, including giving up all claims against McDonald’s. You forever waive any relief not explicitly set forth in this document. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local agency.

Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

REMEDIES FOR BREACH
Should you breach this Agreement, McDonald’s shall be entitled to recover 90% of the entire value of any consideration you have received pursuant to this Agreement and shall be relieved of any obligation to pay further consideration. It is acknowledged that this is not a penalty but an agreed upon remedy that results from a failure of consideration upon a breach of the provisions of this Agreement. Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency. Further, nothing in this Agreement shall prohibit or interfere with your right to challenge enforcement of this Agreement under the Older Workers Benefit Protection Act before a court or tribunal or before the Equal Employment Opportunity Commission.

Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

ARBITRATION OF CERTAIN DISPUTES
Except as described in the last sentence of this section and the section above entitled “Right to Enforce Agreement and Cooperate with the Government,” and to the fullest extent allowed by law, you and McDonald’s agree that all disputes, claims, and causes of action relating to or arising under your employment or separation of employment, including but not limited to claims of discrimination or unlawful termination and the interpretation, application, validity, breach and enforcement of this Agreement, shall be resolved solely and exclusively by final, binding and confidential arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association applicable to employment disputes (the Employment Arbitration Rules) and that such claims shall not be brought in court. All applicable statutes of limitations will be preserved and will be applicable. The parties agree that, to the extent any such dispute, claim or cause of action arises, it must be brought in your individual capacity and not maintained on a class action, collective action, or representative action basis, that these same limits apply to McDonald’s, and that the arbitrator is prohibited from presiding over class, collective or representative claims. Claims may not be joined or consolidated in arbitration with claims brought by other individuals, and no damages, penalties or other remedies may be sought or received on behalf of other individuals unless expressly agreed to in writing by all parties. Nothing in this paragraph shall limit the arbitrator’s ability to award a party all statutory and common law remedies available under any claim brought by that party in an individual capacity that has not been waived or released by this Agreement. The parties understand and agree that this paragraph waives their right to a jury trial on these claims. In any such arbitration, the waivers and releases contained in this Agreement will be fully applicable and enforceable. In the event a waiver of class, collective or representative claims is found to be unlawful or unenforceable, then the only forum for such an action will be court, not arbitration. Additionally, to the fullest extent allowed by law, if any proceeding may be brought by you or McDonald’s in court or any other forum relating to or arising under your employment or separation of employment or the interpretation, application, validity, breach and enforcement of this Agreement, it shall be brought in an individual capacity and not maintained on a class, collective or representative action basis.

Nothing herein shall prohibit or interfere with your right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal, state, or local agency, or your right to file a workers’ compensation or unemployment claim. Notwithstanding the foregoing, McDonald’s may in its discretion seek injunctive or other equitable relief, pending resolution of arbitration, in any court of competent jurisdiction for any violation of the Non-Compete; Non-Solicitation of Employees; Non-Interference with Business Relationships; Confidentiality of Employee Names; Non-Disturbance; and Confidential Information or other post-employment obligations provided for in this Agreement. Notwithstanding anything to the contrary herein, any dispute as to whether a claim is arbitrable or whether a claim may be maintained on a class action, collective action, or representative action basis or may be joined or consolidated in arbitration with claims brought by other individuals, shall be determined by the United States District Court for the Northern District of Illinois or the Circuit Court of the Eighteenth Judicial Circuit (DuPage County) of the State of Illinois, and you and McDonald’s submit to the jurisdiction of those courts and agree to such venue.

Further, nothing in this Agreement prohibits you from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. You do not need the prior authorization or approval of the Law Department or anyone else at McDonald’s to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

RIGHT TO REVOKE
This Agreement may be revoked by delivering a written notice of revocation to Carrie Reuter, McDonald’s Corporation, 110 N Carpenter Street, Dept. 146, Chicago, Illinois 60607, no later than the seventh day after you sign it. Revocations delivered by mail must be postmarked by the seventh day after signing this Agreement.

ENTIRE AGREEMENT
This Agreement contains the full agreement between you and McDonald’s and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof, provided, however, that you agree and acknowledge that the obligations and restrictive covenants set forth in this Agreement (including the Non-Compete; Non-Solicitation of Employees; Non-Interference with Business Relationships; Confidentiality of Employee Names; Non-Disturbance; and Confidential Information paragraphs) are consistent with and largely mirror the obligations and restrictive covenants (save and except for the extended length) set forth in the Confidentiality, Intellectual Property & Restrictive Covenant Agreement dated March 23, 2017 between you and McDonald’s that you signed for good and valuable consideration and that was ancillary to your employment with McDonald’s. Any oral representation or modification concerning this Agreement shall be of no force or effect.

SAVINGS CLAUSE
In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the released parties with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the parties in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

SUCCESSORS; DEFINITION OF “McDONALD’S”
This Agreement shall be binding on you, your heirs, successors and assigns. “McDonald's” as used in this Agreement, includes McDonald’s Corporation, McDonald’s USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

Again, Doug, thank you for your many years of valuable service to the system. We wish you much happiness as you begin this exciting new chapter in your life.

/s/ Douglas Goare	January 7, 2019
Douglas Goare	Date

/s/ Sharon Lepping Pool	February 13, 2019
McDonald's	Date

Attachment A: Intellectual Property

Please list any Intellectual Property which you made, conceived or learned prior to the commencement of your employment with McDonald’s: